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                                                                    EXHIBIT 4(e)

                             Multi Fund 4 Contract

ARTICLE 1
DEFINITIONS


ACCOUNT or VARIABLE ACCOUNT -- The segregated investment account into which the Lincoln National Life Insurance Company sets aside and invests the variable assets attributable to this Variable Annuity Contract.

ACCUMULATION UNIT -- A unit of measure used to calculate the variable Contract Value during the accumulation period.

ANNUITANT -- The person upon whose life the annuity benefit payments made after the Annuity Commencement Date will be based.

ANNUITY COMMENCEMENT DATE -- The Valuation Date when money is withdrawn for payment of annuity benefits under the Annuity Payment Option selected.

ANNUITY PAYMENT OPTION -- An optional form of payment of the annuity provided for under this Contract.

ANNUITY UNIT -- A unit of measure used after the Annuity Commencement Date to calculate the amount of variable annuity payments.

BENEFICIARY -- The person or entity designated by the Owner to receive the Death Benefit, if any, payable upon the death of the Annuitant.

CODE -- The Internal Revenue Code (IRC) of 1986, as amended.

CONTINGENT DEFERRED SALES CHARGE (CDSC) -- Charges assessed on premature surrender of the Contract, calculated according to the Contract provisions.

CONTRACT -- The agreement between LNL and the Owner in which LNL provides a variable annuity.

CONTRACT VALUE -- The sum of the values of all the Accumulation Units attributable to this Contract at a given time and the value of monies in the Fixed Account.

CONTRACT YEAR -- The period from the anniversary of the Contract Date on your Contract Data Page 3 to the anniversary in the following year.

DEATH BENEFIT -- The amount payable upon death of the Annuitant, or Owner or Joint Owner.

FUNDS -- the mutual fund into which Purchase Payments allocated to the Variable Account are invested.

FIXED ACCOUNT -- The fixed portion of this Contract which is invested in the general account of LNL.

HOME OFFICE -- The principal office of LNL located at 1300 South Clinton Street, Fort Wayne, Indiana 46802.

LNL -- The Lincoln National Life Insurance Company.

MATURITY DATE -- The date specified on Page 3 of this Contract.

NET ASSET VALUE PER SHARE -- The market value of a fund share calculated at the close of the exchanges each day by taking the closing market value of all securities owned, adding all other assets (such as cash), subtracting all liabilities, and then dividing the result (total net assets) by the number of shares outstanding.

OWNER -- The individual or entity who exercises rights of ownership under this Contract.

PURCHASE PAYMENTS -- Amounts paid into this Contract.

QUALIFIED PLAN -- A retirement plan qualified for special tax treatment under the Internal Revenue Code of 1986, as amended, including Sections 401, 403, 408 and 457. All other plans are considered to be Non-Qualified.

SERIES -- Any of the underlying portfolios of the Delaware Group Premium Fund, Inc. in which Purchase Payments allocated to the Variable Account are invested.

SUB-ACCOUNT -- That portion of the Variable Account which pertains to investments in the Accumulation Units and Annuity Units of a particular Fund or Series.

VALUATION DATE -- Each day the New York Stock
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Exchange (NYSE) is open for trading.

VALUATION PERIOD -- The period commencing at the close of trading on each day that the New York Stock Exchange is open for trading (Valuation Date) and ending at the close of such trading on the next succeeding Valuation Date.

ARTICLE 2
PURCHASE PAYMENTS, OPTIONS, AND
BENEFITS


2.01 WHERE PAYABLE

All Purchase Payments must be made to LNL at its Home Office.


2.02 AMOUNT AND FREQUENCY

Purchase Payments are made in an amount and at the frequency shown on page 3. The Owner may change the frequency or amount of Purchase Payments subject to LNL's rules in effect at the time of the change.

The minimum initial Purchase Payment is $1,000 for Individual Retirement Annuity
(IRA) Plans under Code Section 408 and $3,000 for all other Contracts. Minimum subsequent Purchase Payments for all plans are $100.00 per payment.

Purchase Payments may be made until the earliest of the Annuity Commencement Date, the surrender of the Contract, the Maturity Date, or payment of any Death Benefit.


2.03 VARIABLE ACCOUNT

Purchase Payments under the Contract may be allocated to the Lincoln National Variable Annuity Account C (Variable Account) and/or to the Fixed Account of the Contract. The Variable Account is for the exclusive benefit of persons entitled to receive benefits under variable annuity contracts. The Variable Account will not be charged with the liabilities arising from any other part of LNL's business. The Owner may direct Purchase Payments under the Contract to any of the available Sub-accounts subject to the following limitations. A minimum payment to any one Sub-account must be at least $100. If the Owner elects to direct Purchase Payments to a new Sub-account not previously selected, the election must be in writing to LNL or by telephone transfer provided LNL has received the appropriate authorization. The amounts allocated to each Sub-account will be invested at net asset value in the shares of one of the regulated investment companies (the Funds or Series). The Funds and Series are listed on the Contract Data Page 3 of your Contract.

LNL reserves the right to eliminate the shares of any of the Funds or Series and substitute the securities of a different investment company if the shares of a Fund or Series are no longer available for investment, or, if in the judgment of LNL, further investment in any Fund or Series should become inappropriate in view of the purposes of the Contract. LNL may add a Fund or Series in order to invest the assets of a new Sub-account in the Variable Account. LNL shall give the Owner written notice of the elimination and substitution of any Fund or Series within fifteen days after such substitution occurs.

LNL shall use each Purchase Payment allocated to the Variable Account by the Owner to buy Accumulation Units in the Sub-account(s) selected by the Owner. The number of Accumulation Units bought shall be determined by dividing the amount directed to the Sub-account by the dollar value of an Accumulation Unit in such Sub-account as of the point of the next valuation of such Sub-account immediately following receipt of the Purchase Payment at the Home Office of LNL. The number of Accumulation Units held for the Variable Account of an Owner shall not be changed by any change in the dollar value of Accumulation Units in any Sub-account.
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2.04 VALUATION OF ACCUMULATION UNITS

The variable Contract Value of an Owner's Contract at any time prior to the Annuity Commencement Date equals the sum of the values of the Accumulation Units credited in the Variable Account under the Contract.

The value of a Sub-account is the number of units in the Sub-account multiplied by the value of an Accumulation Unit of the Sub-account.

Accumulation Units for each Sub-account are valued separately. Initially, the value of an Accumulation Unit was set at $1.00. Thereafter, the value of an Accumulation Unit in any Sub-account on any Valuation Date equals the value of an Accumulation Unit in that Sub-account as of the immediately preceding Valuation Date, multiplied by the "Net Investment Factor" of that Sub-account for the current Valuation Period.

The Net Investment Factor is an index which measures the investment performance of a Sub-account from one Valuation Period to the next. The Net Investment Factor for any Sub-account for any Valuation Period is equal to (1) divided by
(2) and subtracting (3) from the result, where:

(1) is the result of:

     (a) the Net Asset Value Per Share of the Fund or Series held in the Sub-account, determined at the end of the current Valuation Date; plus

     (b) the per share amount of any dividend or capital gain distribution made by the Fund or Series in the Sub-account, if the "ex-dividend" date occurs during the Valuation Period; plus or minus

     (c) a per share charge or credit for any taxes reserved for;

(2) is the Net Asset Value Per Share of the Fund or Series held in the Sub-account, determined at the end of the prior Valuation Date;

(3) is a daily factor representing the mortality and expense risk and administrative charge deducted from the Sub-account adjusted for the number of days in the Valuation Period. On an annual basis, this charge will not exceed 1.002%.

The Accumulation Unit value and Annuity Unit value may increase or decrease the dollar value of benefits under the Contract. The dollar value of benefits will not be adversely affected by expenses incurred by LNL.


2.05 FIXED ALLOCATIONS

Purchase Payments under the Contract may be allocated to the Variable Account and/or to the Fixed Account of the Contract. A minimum allocation to the Fixed Account must be at least $100.


2.06 CREDITING OF INTEREST ON FIXED ALLOCATIONS

Interest shall be credited daily on all Purchase Payments that are allocated to the Fixed Account of this Contract.

Prior to the Annuity Commencement Date, payment of any Death Benefit, or surrender of this Contract, whichever occurs first, LNL guarantees that it will credit interest on fixed allocations at an effective annual rate not less than 3.0% during all years. A table of guaranteed values for the fixed allocations may be found in Article 8.

LNL may credit interest at rates in excess of the guaranteed rates at any time.


2.07 AUTOMATIC NONFORFEITURE OPTION

In the event that Purchase Payments are stopped, this Contract will continue as a paid-up Contract until the earlier of the Maturity Date, surrender of the Contract, payment of any Death Benefit, or the Annuity Commencement Date. Purchase Payments may be resumed at any time prior to the Maturity Date, surrender of the Contract, payment of any Death Benefit, or the Annuity Commencement Date. LNL reserves the right to surrender this Contract in accordance with the terms set forth in the nonforfeiture law, applicable in your state, for individual deferred annuities.


2.08 TRANSFERS

Prior to the earlier of the Maturity Date, surrender of the Contract, payment of any Death Benefit, or the
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Annuity Commencement Date, the Owner may direct a transfer of assets from one
Sub-account to another Sub-account or to the Fixed Account of the Contract. The Owner may also direct a transfer of assets from the Fixed Account of the Contract to one or more Sub-accounts of the Variable Account, subject to the limitations described later in this section. Such a transfer request must be in writing or by telephone provided LNL has received the appropriate authorization from the Owner. Amounts transferred to the Sub-account(s) will purchase Accumulation Units as described in Section 2.03.

A transfer will result in the purchase of Accumulation Units in one Sub-account and the redemption of Accumulation Units in the other Sub-account. Such a transfer will be accomplished at relative Accumulation Unit values as of the Valuation Date the transfer request is received. The valuation of Accumulation Units is described in Section 2.04.

LNL reserves the right to impose a charge in the future for transfers between Sub-accounts.

The minimum transfer amount is $500 or the entire amount in the Sub-account/Fixed Account, whichever is less. If, after the transfer, the amount remaining under this Contract in the Sub-account/Fixed Account from which the transfer is taken is less than $500, the entire amount held in that Sub-account/Fixed Account will be transferred.

For transfers between Sub-accounts and from the Sub-account(s) to the Fixed Account of the Contract, there are no restrictions on the maximum amount which may be transferred. For transfers from the Fixed Account of the Contract to the Variable Account, the sum of the percentages of fixed value transferred will be limited to 25% in any 12 month period. Transfers cannot be made during the first 30 days after the Contract Date and no more than six transfers will be allowed in any Contract Year. LNL reserves the right to waive any of these restrictions.


2.09 WITHDRAWAL OPTION

The Owner may withdraw a part of the surrender value of this Contract, subject to the charges outlined under Surrender Option (see Section 2.10). The first partial withdrawal of Contract Value during a Contract Year will be free of Contingent Deferred Sales Charges to the extent that the withdrawal does not exceed 15% of total Purchase Payments. Withdrawals will be treated as "first in-first out (FIFO)" for purposes of calculating the Contingent Deferred Sales Charge (see Section 2.11). Withdrawals will be effective on the Valuation Date on which LNL receives a written request at its Home Office.

The minimum withdrawal is $100. LNL reserves the right to surrender this Contract if any withdrawal reduces the Contract Value to a level in which this Contract may be surrendered in accordance with the terms set forth in the nonforfeiture law, applicable in your state, for individual deferred annuities.

The remaining value will be subject to the charges as provided under Surrender Option (see Section 2.10). The request should specify from which Sub-account the withdrawal will be made. If no Sub-account is specified, LNL will withdraw, on a pro-rata basis from each Sub-account, the amount requested.

Any cash payment will be mailed from LNL's Home Office within seven days after the date of withdrawal; however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time such request for withdrawal is received in its Home Office.

For purposes of this Section, the Fixed Account of the Contract is considered a Sub-account.

The Withdrawal Option is not available after the Annuity Commencement Date.


2.10 SURRENDER OPTION

The Owner may surrender this Contract for its surrender value. On surrender, this Contract terminates. Surrender will be effective on the Valuation Date on which LNL receives a written request at its Home Office. The surrender value will be the total Contract Value on the Valuation Date, less a Contingent Deferred Sales Charge.

Any cash payment will be mailed from LNL's Home Office within seven days after the date of surrender; however, LNL may be permitted to defer such payment under the Investment Company Act of 1940, as in effect at the time a request for surrender is received in its Home Office.

The Surrender Option is not available after the Annuity
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Commencement Date.


2.11 CONTINGENT DEFERRED SALES CHARGE

The Contingent Deferred Sales Charge (CDSC) is calculated separately for each Contract Year's Purchase Payments to which a charge applies. Charges are applied as follows:


                               Number of complete Contract Years that
                                a Purchase Payment has been invested.

                     Less
                     than                  At  least
                              --------------------------------------
                     1 yr    1     2     3      4     5     6     7+

CDSC as a percentage  7%     6     5     4      3     2     1     0%
of the surrendered or
withdrawn Purchase
Payments.

A CDSC will be waived under certain circumstances (see Section 2.12 for details).

For purposes of calculating CDSC, LNL assumes that Purchase Payments are withdrawn on a "first in-first out (FIFO)" basis, and that all Purchase Payments are withdrawn before any earnings are withdrawn.


2.12 WAIVER OF CONTINGENT DEFERRED SALES CHARGES

A surrender of this Contract or withdrawal of Contract Value prior to the Annuity Commencement Date may be subject to a Contingent Deferred Sales Charge as described in Sections 2.09 and 2.10, except that such charges do not apply to: (1) the first withdrawal of Contract Value during a Contract Year to the extent that the amount withdrawn does not exceed 15% of total Purchase Payments (this 15% withdrawal exception does not apply to a surrender of a Contract); (2) a surrender of the Contract as a result of "permanent and total disability"of the Annuitant as defined in section 22(e)(3) of the Internal Revenue Code subsequent to the effective date of this Contract and prior to the 65th birthday of the Annuitant; (3) the assumption of Contract ownership by the surviving spouse as Beneficiary of the Contract as a result of the death of the Annuitant (in such case, the CDSC would be waived on the Contract Value as of the date which the surviving spouse assumed the Contract ownership); (4) a surrender of the Contract as a result of the death of the Annuitant; (5) annuitization.

The Contingent Deferred Sales Charge will only be waived if LNL is in receipt of proof, satisfactory to LNL, of the exception.


2.13 DEATH BEFORE THE ANNUITY COMMENCEMENT DATE

A. Entitlement and Determination of Death Benefit.

Upon the death of the Annuitant, including an Owner/Annuitant or Joint Owner/Annuitant, a Death Benefit equal to the Contract Value will be paid to the Beneficiary.

Upon the Death of the non-Annuitant/Owner, or non-Annuitant/Joint Owner, a Death Benefit equal to the surrender value will be paid to the surviving Joint Owner, if any. If no Joint Owner survives, the surrender value will be paid to the Contingent Owner, if any. If no Joint or Contingent Owner exists, the surrender value will be paid to the Annuitant.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.


B. Proof of Death.

The Death Benefit will be payable after LNL is in receipt of: (1) proof, satisfactory to LNL, of the death; (2) written authorization for payment; and
(3) all claim forms, fully completed.

Due proof of death may be a certified copy of a death certificate, a certified copy of the statement of death from the attending physician, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death acceptable to LNL.


C. Payment of Death Benefits.

1. Death of Owner or Owner / Annuitant

Notwithstanding any provision of this Contract to the contrary, no payment of Death Benefits provided upon the death of the Owner or Joint Owner will be allowed that does not satisfy the requirements of Code Section 72(s) or 401(a)(9) as applicable, as amended from time to time.

The Death Benefit payable on the death of the Owner, including the Owner/ Annuitant, or after the death of the first Joint Owner including a Joint Owner/Annuitant, will be distributed as follows:

a. the Death Benefit must be completely distributed within five years of the Owner's or Joint Owner's date of death; or
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b.  the designated recipient may elect, within the one year period after the
Owner's or Joint Owner's date of death, to receive the Death Benefit in substantially equal installments over the life of such designated recipient or over a period not extending beyond the life expectancy of such designated recipient; provided that such distributions begin not later than one year after the Owner's or Joint Owner's date of death.

If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner for purposes of distributing the Death Benefit payments described in a. and b. above.

If a lump sum settlement is elected, the proceeds will be paid within seven days of approval by LNL of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940.

If the surviving spouse is the designated Beneficiary of the Death Benefit of the deceased Owner/Annuitant, or is the surviving Joint Owner or Contigent Owner, the surviving spouse may elect to continue the Contract as the new Owner. If the Annuitant is deceased, the surviving spouse will also become the Annuitant.


2. Death of Non-Owner/Annuitant

Upon the death of the non-Owner/Annuitant or non-Joint Owner/Annuitant, Death Benefits will be paid to the Beneficiary in a lump sum. The Beneficiary then may select one of the Annuity Payment Options within 60 days of the lump sum becoming payable.

If a lump sum settlement is elected, the proceeds will be paid within seven days of approval by LNL of the claim. This payment may be postponed as permitted by the Investment Company Act of 1940.


ARTICLE 3
ANNUITY PAYMENT OPTION BENEFITS


3.01 ANNUITY PAYMENTS

An election to receive payments under an Annuity Payment Option must be made by the Maturity Date.

If an Annuity Payment Option is not chosen prior to the Maturity Date, payments will commence to the Owner on the Maturity Date under the Annuity Payment Option providing a Life Annuity with annuity payments guaranteed for 10 years.

The Maturity Date is set forth on Page 3. Upon written request by the Owner and any Beneficiary who cannot be changed, the Maturity Date may be deferred. Purchase Payments may be made until the new Maturity Date.

If the new Maturity Date extends beyond age 85, LNL reserves the right to restrict the availability of certain Annuity Payment Options.


3.02 CHOICE OF ANNUITY PAYMENT OPTION

By Owner

Prior to the Annuity Commencement Date, the Owner may choose or change any Annuity Payment Option.

By Recipient of Death Benefit

Prior to the Annuity Commencement Date, at the time a Death Benefit is payable, a recipient may choose or change any Annuity Payment Option if the Death Benefit is available to the recipient in a lump sum. If the Owner, Owner/Annuitant, or Joint Owner is the deceased, the Annuity Payment Option must meet the requirements of Code Section 72(s) or 401(a)(9) as applicable.

A choice or change must be in writing to LNL.

For a 100% fixed annuity payment, the Annuity Commencement Date must be at least thirty days prior to the first payment date. For a combination fixed and variable annuity payment or a 100% variable annuity payment, the Annuity Commencement Date will be fourteen days prior to the first payment date.

After the Annuity Commencement Date, the Annuity Payment Option may not be changed.


3.03 ANNUITY PAYMENT OPTIONS

A. Life Annuity /Life Annuity with Guaranteed Period
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-- Payments will be made for the life of the Annuitant with no certain period, or with a 10 years certain period, or with a 20 years certain period. Upon the death of the Annuitant, payments will continue to the Beneficiary for the remainder, if any, of the certain period.

B. Unit Refund Life Annuity -- Payments will be made for the life of the Annuitant with the guarantee that upon the death of the Annuitant a payment to the Beneficiary will be made of the value of the number of Annuity Units equal to the excess, if any, of (a) over (b) where (a) is the total amount applied under the option divided by the Annuity Unit Value at the Annuity Commencement Date and (b) is the product of the number of Annuity Units represented by each payment and the number of payments paid prior to death.

C. Joint Life Annuity/Joint Life Annuity with Guaranteed Period -- Payments will be made for the joint lives of the Annuitant and a Joint Annuitant of the Owner's choice with no certain period, or with a 10 years certain period, or with a 20 years certain period. Payments continue for the life of the survivor at the death of the Annuitant or Joint Annuitant. Upon the deaths of both Annuitant's, payments will continue to the Beneficiary for the remainder, if any, of the certain period.

D. Other options may be available as agreed upon  in writing  by LNL.

At the time an Annuity Payment Option is selected under the provisions of this Contract, the Owner may elect to have the total Contract Value applied to provide a variable annuity payment, a fixed annuity payment, or a combination fixed and variable annuity payment. If no election is made, the value of the Owner's Variable Account shall be used to provide a variable annuity payment and the value of the Owner's Fixed Account shall be used to provide a fixed annuity payment.

The amount of annuity payment will depend on the age and sex (except in cases where unisex rates are required) of the Annuitant as of the Annuity Commencement Date. A choice may be made to receive payments once each month, four times each year, twice each year, or once each year. The Contract Value and Annuity Unit value used to effect benefit payments will be calculated as of the Annuity Commencement Date.

Article 6 of this Contract illustrates the minimum payment amounts and the age adjustments which will be used to determine the first monthly payment under a variable annuity payment option. The tables show the dollar amount of the first monthly payment which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium taxes. Amounts shown use the 1983 'a' Individual Annuity Mortality Table, modified, with an assumed rate of return of 5% per year.

Article 7 of this Contract illustrates the minimum payment amounts and the age adjustments which will be used to determine the monthly payments under a fixed annuity payment option. The tables show the dollar amount of the guaranteed monthly payments which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium tax. Amounts shown use the 1983 'a' Individual Annuity Mortality Table, modified, with an interest rate of 3.0% per year and a 2.0% expense load.


3.04 DETERMINATION OF THE AMOUNT OF VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT

The first variable annuity payment is sub-divided into components each of which represents the product of: (a) the percentage elected by the Contract Owner of a specific Sub-account the performance of which will determine future variable annuity payments, and (b) the entire first variable annuity payment. Each variable annuity payment after the first payment attributable to a specific Sub-account will be determined by multiplying the Annuity Unit value for that Sub-account for the date each payment is due by a constant number of Annuity Units. This constant for each specific Sub-account is determined by dividing the component of the first payment attributable to such Sub-account as described above by the Annuity Unit value for that Sub-account on the Annuity Commencement Date. The total variable annuity payment will be the sum of the payments attributable to each Sub-account.

The Annuity Unit value for any Valuation Period for any Sub-account is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of (a) 0.999866337 raised to a power equal to the number of days in the current Valuation Period and (b) the Net Investment Factor of the Sub-account for the Valuation Period for which the Annuity Unit value is being determined.

The valuation of all assets in the Sub-account shall bedetermined in accordance with the provisions of applicable laws, rules, and regulations. The method of determination by LNL of the value of an Accumulation Unit and of an Annuity Unit will be conclusive upon the Owner and any recipient of Death Benefits.

LNL guarantees that the dollar amount of each installment after the first shall not be affected by variations in mortality experience from mortality assumptions on which the first installment is based.

After the Annuity Commencement Date, if any portion of the annuity payment is a variable annuity payment, the Owner may direct a transfer of assets from one Sub-account to another Sub-account or to a fixed annuity payment. Such transfers will be limited to three (3) times per Contract Year. Assets may not be transferred from a fixed annuity payment to a variable annuity payment.

A transfer from one Sub-account to another Sub-account will result in the purchase of Annuity Units in one Sub-account, and the redemption of Annuity Units in the other Sub-account. Such a transfer will be accomplished at relative Annuity Unit values as of the Valuation Date the transfer request is received. The valuation of Annuity Units is described above. A transfer from one Sub-account to a fixed annuity payment will result in the redemption of Annuity Units in one Sub-account and the purchase of a fixed annuity payment.


3.05 PROOF OF AGE

Payment will be subject to proof of age that LNL will accept such as a certified copy of a birth certificate.


3.06 MINIMUM ANNUITY PAYMENT REQUIREMENTS

If the Annuity Payment Option chosen results in payments of less than $50 per Sub-account, the frequency will be changed so that payments will be at least $50.

For the purposes of this Section, the fixed annuity payment of the Contract is considered a Sub-account.


3.07 EVIDENCE OF SURVIVAL

LNL has the right to ask for proof that the person on whose life the payment is based is alive when each payment is due.


3.08 CHANGE IN ANNUITY PAYMENT OPTION

The Annuity Payment Option may not be changed after the Annuity Commencement
Date.


ARTICLE 4
BENEFICIARY


4.01 DESIGNATION

The Owner may designate a Beneficiary(s). The designated Beneficiary(s) will receive the Death Benefit proceeds upon the death of the Annuitant.

Unless otherwise stated in the Beneficiary designation, if there is more than one Beneficiary they are presumed to share equally.


4.02 CHANGE

The Owner may change any Beneficiary unless otherwise provided in the previous designation.

A change of Beneficiary will revoke any previous designation.

A change may be made by filing a written request, in a form acceptable to LNL, at its Home Office. The change will become effective upon receipt of the written request by LNL at its Home Office.

LNL reserves the right to request the Contract for endorsement of the change.


4.03 DEATH OF BENEFICIARY

Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Annuitant, that Beneficiary's interest will go to any other Beneficiaries named, according to their respective interests. If there are no Beneficiaries, benefits will be paid to a Contingent Beneficiary(s), if any. If no Beneficiary or Contingent Beneficiary survives the Annuitant, the proceeds will be paid to the Owner if living; otherwise, to the Owner's estate.

Once a Beneficiary is entitled to death proceeds, the Beneficiary may name his or her own Beneficiary(s) to receive any remaining benefits due under the Contract, should the original Beneficiary die prior to receipt of all benefits. If no Beneficiary is named by the original Beneficiary, any remaining benefits will be paid to the original Beneficiary's estate. This designation must be made to the LNL Home Office.


ARTICLE 5
GENERAL PROVISIONS


5.01 THE CONTRACT

The Contract, the application, and any riders attached constitute the entire Contract. Only the President, a Vice President, the Secretary or an Assistant Secretary of LNL has the power, on behalf of LNL, to change, modify, or waive any provisions of this Contract.

LNL reserves the right to unilaterally change the Contract for the purpose of keeping the Contract in compliance with federal or state law.

Any changes, modifications, or waivers must be in writing.   No representative
or person other than the above named officers has authority to change or modify this Contract or waive any of its provisions. All terms used in this Contract will have their usual and customary meaning except when specifically defined.


5.02 OWNERSHIP

The Owner is the person who has the ability to exercise the rights within this Contract.

The Owner may name only his or her spouse as a Joint Owner. Joint Owner(s) shall be treated as having equal, undivided interests in the Contract, including rights of survivorship. Either Joint Owner, independently of the other, may exercise any ownership rights in the Contract.

The Owner may name a Contingent Owner. A Contingent Owner cannot exercise any ownership rights in this Contract while the Contract Owner or Joint Owner are alive.


5.03 ASSIGNMENTS

If this Contract is used with a Qualified Plan, the Contract will not be transferable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.


5.04  INCONTESTABILITY

This Contract will not be contested by LNL.


5.05 MISSTATEMENT OF AGE AND/OR SEX

If the age and/or sex of the Annuitant has been misstated, the benefits available under this Contract will be those which the Purchase Payments would have purchased using the correct age and/or sex. Any underpayment already made by LNL shall be made up immediately and any overpayments already made by LNL shall be charged against the annuity payments falling due after the correction is made.


5.06 NONPARTICIPATING

The Contract is nonparticipating and will not share in the surplus earnings of LNL.


5.07 VOTING RIGHTS

The Owner shall have the right to vote only at the meetings of the Fund(s) or Series invested in by the Owner due to the Owner's interest in the Sub-accounts of the Variable Account. Ownership of this Contract shall not entitle any person to vote at any meeting of shareholders of LNL. Votes attributable to the Contract shall be cast in conformity with applicable law.


5.08 OWNERSHIP OF THE ASSETS

LNL shall have exclusive and absolute ownership and control of its assets, including all assets in the Variable Account.

5.09 REPORTS

At least once each Contract Year LNL shall mail a report to the Owner. The report shall be mailed to the last address known to LNL. Prior to the Annuity Commencement Date, the report shall include a statement of the number of Accumulation Units credited to the Variable Account under this Contract and the dollar value of such units as well as a statement of the value of the fixed portion of this Contract. The information in the report shall be as of a date not more than two months prior to the date of mailing the report. LNL shall also mail to the Owner at least once in each Contract Year a report of the investments held in the Sub-accounts under this Contract.


5.10 PREMIUM TAX

State and local government premium tax, if applicable, will be deducted from
Purchase Payments or Contract Value.   This will be deducted when incurred by
LNL or at another time of LNL's choosing.


5.11 MAXIMUM ISSUE AGE

This Contract will not be issued with an Annuitant over the age of 84.

                                           ARTICLE 6
                    ANNUITY PURCHASE RATES UNDER A VARIABLE PAYMENT OPTION
-----------------------------------------------------------------------------------------------------------------------------------
                        DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                               PURCHASED WITH EACH $1,000 APPLIED
------------------------------------------------------------------------------------------------------------------------------------
                                     SINGLE LIFE ANNUITIES
                                        No            120             240
                                      Period         Months          Months         Cash

           age                Certain        Certain         Certain        Refund
------------------------------------------------------------------------------------------------------------------------------------
           60                 5.54            5.48            5.29           5.36
           61                 5.63            5.56            5.35           5.43
           62                 5.73            5.65            5.42           5.51
           63                 5.84            5.75            5.48           5.59
           64                 5.95            5.85            5.54           5.68
           65                 6.07            5.96            5.60           5.78
           66                 6.21            6.07            5.67           5.88
           67                 6.35            6.19            5.73           5.98
           68                 6.50            6.32            5.79           6.09
           69                 6.66            6.45            5.85           6.21
           70                 6.84            6.60            5.91           6.34
           71                 7.03            6.75            5.97           6.47
           72                 7.24            6.90            6.02           6.61
           73                 7.47            7.07            6.07           6.76
           74                 7.71            7.24            6.11           6.91
           75                 7.98            7.41            6.15           7.08
------------------------------------------------------------------------------------------------------------------------------------

                                           JOINT AND SURVIVOR ANNUITIES
                 Joint and Full to Survivor                                 Joint and Two-Thirds Survivor
                    Certain Period                     Joint                         Certain Period
      None             120            240               Age            None             120               240
------------------------------------------------------------------------------------------------------------------------------------
       5.11           5.10            5.07               60            5.54             5.49              5.30
       5.18           5.17            5.13               61            5.64             5.57              5.36
       5.25           5.25            5.19               62            5.74             5.66              5.42
       5.33           5.32            5.26               63            5.84             5.75              5.48
       5.42           5.41            5.32               64            5.96             5.86              5.54
       5.51           5.50            5.39               65            6.08             5.96              5.61
       5.60           5.59            5.46               66            6.21             6.07              5.67
       5.71           5.70            5.54               67            6.35             6.19              5.73
       5.82           5.80            5.61               68            6.50             6.32              5.79
       5.95           5.92            5.68               69            6.66             6.45              5.85
       6.08           6.05            5.75               70            6.83             6.59              5.91
       6.22           6.18            5.82               71            7.02             6.73              5.97
       6.37           6.32            5.89               72            7.22             6.89              6.02
       6.53           6.47            5.95               73            7.43             7.04              6.07
       6.71           6.63            6.01               74            7.67             7.21              6.11
       6.90           6.79            6.07               75            7.92             7.38              6.15
------------------------------------------------------------------------------------------------------------------------------------


                                               Age Adjustment Table
        Year of Birth    Adjustment to Age                             Year of Birth       Adjustment to Age
------------------------------------------------------------------------------------------------------------------------------------
        Before 1920            + 2                                       1960-1969                - 3
        1920-1929              + 1                                       1970-1979                - 4
        1930-1939                0                                       1980-1989                - 5
        1940-1949              - 1                                       1990-1999                - 6
        1950-1959              - 2                                       ETC.                     ETC.
------------------------------------------------------------------------------------------------------------------------------------

                                   ARTICLE 7
              ANNUITY PURCHASE RATES UNDER A FIXED PAYMENT OPTION
-------------------------------------------------------------------------------------------
                DOLLAR AMOUNT OF FIRST MONTHLY PAYMENT WHICH IS
                      PURCHASED WITH EACH $1,000 APPLIED
-------------------------------------------------------------------------------------------
                             SINGLE LIFE ANNUITIES
                     No            120          240
                   Period        Months       Months        Cash
          age      Certain       Certain      Certain      Refund
-------------------------------------------------------------------------------------------
          60        4.42          4.38         4.22         4.18
          61        4.52          4.47         4.29         4.26
          62        4.62          4.56         4.36         4.34
          63        4.73          4.66         4.43         4.42
          64        4.85          4.77         4.50         4.51
          65        4.97          4.89         4.57         4.60
          66        5.11          5.01         4.64         4.69
          67        5.25          5.13         4.71         4.79
          68        5.41          5.27         4.78         4.90
          69        5.57          5.41         4.85         5.01
          70        5.75          5.56         4.91         5.13
          71        5.95          5.71         4.98         5.25
          72        6.16          5.88         5.04         5.38
          73        6.38          6.05         5.09         5.52
          74        6.63          6.23         5.14         5.66
          75        6.90          6.42         5.19         5.81
-------------------------------------------------------------------------------------------

                                JOINT AND SURVIVOR ANNUITIES
           Joint and Full to Survivor                  Joint and Two-Thirds Survivor
                 Certain Period             Joint              Certain Period
     None            120           240       Age    None            120          240
-------------------------------------------------------------------------------------------
      4.01           4.01           3.98      60     4.43          4.38          4.22
      4.09           4.08           4.05      61     4.52          4.47          4.29
      4.17           4.16           4.12      62     4.63          4.57          4.36
      4.25           4.25           4.19      63     4.74          4.67          4.43
      4.34           4.34           4.26      64     4.85          4.78          4.50
      4.44           4.43           4.34      65     4.98          4.89          4.57
      4.54           4.54           4.42      66     5.11          5.01          4.64
      4.66           4.64           4.50      67     5.26          5.13          4.71
      4.77           4.76           4.58      68     5.41          5.27          4.78
      4.90           4.88           4.66      69     5.57          5.41          4.85
      5.04           5.01           4.74      70     5.75          5.55          4.91
      5.18           5.15           4.82      71     5.94          5.70          4.98
      5.34           5.30           4.89      72     6.14          5.86          5.03
      5.51           5.45           4.96      73     6.35          6.03          5.09
      5.69           5.62           5.03      74     6.59          6.20          5.14
      5.89           5.79           5.09      75     6.84          6.38          5.18
-------------------------------------------------------------------------------------------

                                  Age Adjustment Table
     Year of Birth    Adjustment to Age            Year of Birth  Adjustment to Age
-------------------------------------------------------------------------------------------
     Before 1920            + 2                      1960-1969           - 3
     1920-1929              + 1                      1970-1979           - 4
     1930-1939                0                      1980-1989           - 5
     1940-1949              - 1                      1990-1999           - 6
     1950-1959              - 2                        ETC.             ETC.
-------------------------------------------------------------------------------------------

                                   ARTICLE 8
              GUARANTEED ACCUMULATED VALUES AND SURRENDER VALUES
                            FOR FIXED ALLOCATIONS*

          $1,000 Annual Contribution                             $100 Monthly Contribution
-----------------------------------------------         -------------------------------------------
               Guaranteed            Guaranteed                    Guaranteed            Guaranteed
    End of     Accumulated           Surrender          End of     Accumulated           Surrender
     Year         Value                Value             Year         Value                Value
-----------------------------------------------         -------------------------------------------
      1        1,030.00                960.00             1          1,219.41            1,135.41
      2        2,090.90              1,960.90             2          2,475.41            2,319.41
      3        3,183.63              3,003.63             3          3,769.08            3,553.08
      4        4,309.14              4,089.14             4          5,101.56            4,837.56
      5        5,468.41              5,218.41             5          6,474.02            6,174.02
      6        6,662.46              6,392.46             6          7,887.66            7,563.66
      7        7,892.34              7,612.34             7          9,343.70            9,007.70
      8        9,159.11              8,879.11             8         10,843.42           10,507.42
      9       10,463.88             10,183.88             9         12,388.14           12,052.14
     10       11,807.80             11,527.80            10         13,979.19           13,643.19
     11       13,192.03             12,912.03            11         15,617.98           15,281.98
     12       14,617.79             14,337.79            12         17,305.93           16,969.93
     13       16,086.32             15,806.32            13         19,044.52           18,708.52
     14       17,598.91             17,318.91            14         20,835.27           20,499.27
     15       19,156.88             18,876.88            15         22,679.74           22,343.74
     16       20,761.59             20,481.59            16         24,579.54           24,243.54
     17       22,414.44             22,134.44            17         26,536.34           26,200.34
     18       24,116.87             23,836.87            18         28,551.84           28,215.84
     19       25,870.37             25,590.37            19         30,627.81           30,291.81
     20       27,676.49             27,396.49            20         32,766.06           32,430.06
     21       29,536.78             29,256.78            21         34,968.45           34,632.45
     22       31,452.88             31,172.88            22         37,236.91           36,900.91
     23       33,426.47             33,146.47            23         39,573.43           39,237.43
     24       35,459.26             35,179.26            24         41,980.05           41,644.05
     25       37,553.04             37,273.04            25         44,458.86           44,122.86
     26       39,709.63             39,429.63            26         47,012.04           46,676.04
     27       41,930.92             41,650.92            27         49,641.81           49,305.81
     28       44,218.85             43,938.85            28         52,350.48           52,014.48
     29       46,575.42             46,295.42            29         55,140.41           54,804.41
     30       49,002.68             48,722.68            30         58,014.03           57,678.03
     31       51,502.76             51,222.76            31         60,973.86           60,637.86
     32       54,077.84             53,797.84            32         64,022.49           63,686.49
     33       56,730.18             56,450.18            33         67,162.58           66,826.58
     34       59,462.08             59,182.08            34         70,396.87           70,060.87
     35       62,275.94             61,995.94            35         73,728.18           73,392.18
     36       65,174.22             64,894.22            36         77,159.44           76,823.44
     37       68,159.45             67,879.45            37         80,693.64           80,357.64
     38       71,234.23             70,954.23            38         84,333.86           83,997.86
     39       74,401.26             74,121.26            39         88,083.29           87,747.29
     40       77,663.30             77,383.30            40         91,945.20           91,609.20
     41       81,023.20             80,743.20            41         95,922.96           95,586.96
     42       84,483.89             84,203.89            42        100,020.07           99,684.07
     43       88,048.41             87,768.41            43        104,240.08          103,904.08
     44       91,719.86             91,439.86            44        108,586.69          108,250.69
     45       95,501.46             95,221.46            45        113,063.71          112,727.71

*Guaranteed Accumulated Values and Guaranteed Surrender Values may be more or less than shown in the table because of the variable of the day of receipt of the Purchase Payment at the Home Office from period to period and the crediting of interest to the Annuitant's account on a daily basis. Values shown are based upon contributions equally spaced with interest occurring at the beginning of the year. These values do not provide for premium tax, if any.